Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Announces Sale and Leaseback of Chelmsford,

MA Property; Facility to Remain Occupied by Company

CHELMSFORD, Mass. – April 23, 2007 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) announced the completion of the sale and leaseback of its property located in Chelmsford, MA. The company received net cash proceeds of approximately $26.5 million from the sale of the property. The transaction includes a leaseback agreement with an initial term of 10 years, plus multiple renewal options. The property will continue to house Mercury’s corporate headquarters.

“The sale/leaseback of the Chelmsford property allows Mercury to focus more on its business and less on its real estate holdings,” said Robert Hult, Chief Financial Officer, Mercury Computer Systems. “The cash generated by this transaction will be put back into the company for general corporate purposes.”

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms; designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 24-year history in enabling customers to stay at the forefront of the markets they serve.

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199 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A.

978-256-1300 • Fax 978-256-0852 • www.mc.com

Mercury Announces Sale and Leaseback of Chelmsford, MA Property	Page 2

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

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Contact:

Robert Hult, Chief Financial Officer

Mercury Computer Systems, Inc.

978-967-1990 / rhult@mc.com

Product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.